EXHIBIT (K)(6)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the 1st day of November, 2005 by and between Hatteras Multi-Strategy Institutional Fund, L.P., a Delaware limited partnership (the “Fund”), and Hatteras Investment Partners LLC, a Delaware limited liability corporation (“Hatteras”), and restated as of July 1, 2008:

W I T N E S S E T H:

WHEREAS, the Fund has registered under the Investment Company Act of 1940 (the “1940 Act”) as a non-diversified, closed-end, management investment company; and

WHEREAS, in consideration for investor services, the Fund pays Hatteras an investor servicing fee at the annual rate of 0.10% of the net asset value of the limited partnership interests beneficially owned by customers of Hatteras or any service provider who has entered into a service provider agreement with Hatteras;

NOW, THEREFORE, the parties to this Agreement agree as follows:

1. Hatteras agrees to waive the investor servicing fee payable to it or to reimburse the ordinary operating expenses of the Fund, as set out in the Fund’s Amended and Restated Agreement of Limited Partnership dated March 31, 2005, (excluding taxes, interest, brokerage commissions, other transaction-related expenses, any extraordinary expenses of the Fund, any Acquired Fund Fees and Expenses (as defined in SEC Form N-2), as well as any performance allocation payable by the Fund or Hatteras Master Fund, L.P.) (“Operating Expenses”) that exceed 1.75% on an annualized basis of the Fund’s net assets as of the end of each month (the “Expense Limitation”).

2. The current term of this Agreement will end on July 31, 2010, and will automatically renew for one-year terms. This Agreement will remain in effect until terminated by Hatteras or by the Fund. Either party may terminate this Agreement upon sixty (60) days’ written notice to the other party.

3. The Fund agrees to carry forward, for a period not to exceed three (3) years from the date on which a waiver or reimbursement is made by Hatteras, any Operating Expenses in excess of the Expense Limitation that are paid or assumed by Hatteras under this Agreement (“Excess Operating Expenses”) and to repay Hatteras in the amount of such Excess Operating Expenses as set out in this Agreement. Such repayment will be made as promptly as possible, but only to the extent it does not cause the Operating Expenses for any year to exceed the Expense Limitation. If this Agreement is terminated by the Fund, the Fund agrees to repay to Hatteras in accordance with this Agreement any Excess Operating Expenses not previously repaid and, subject to the 1940 Act, such repayment will be made to Hatteras not later than thirty (30) days after the termination of this Agreement and without regard to the Expense Limitation. If this Agreement is terminated by Hatteras, the Fund agrees to repay to Hatteras in accordance with this Agreement any Excess Operating Expenses not previously repaid and, subject to the 1940 Act, such repayment will be made to Hatteras not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.

4. This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

5. This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

HATTERAS MULTI-STRATEGY INSTITUTIONAL FUND, L.P.
By: Hatteras Investment Management LLC, its General Partner

By:	/s/ J. Michael Fields
Name:	J. Michael Fields
Title:	Chief Operating Officer

HATTERAS INVESTMENT PARTNERS LLC

By:	/s/ J. Michael Fields
Name:	J. Michael Fields
Title:	Chief Operating Officer